Exhibit 10.76
RETIREMENT AND SALARY CONTINUATION AGREEMENT
This Agreement affects an agreeable termination in connection with retirement of the employment relationship between Mr. W. Gary Suttle (“MR. SUTTLE”) and ROCKFORD CORPORATION (“EMPLOYER”), as well as resolution of any claims, known and unknown, now existing between the parties. The terms of this agreement are as follows:
1.	Release. MR. SUTTLE has retired and is released from full time employment effective February 28, 2007 (hereinafter referred to as “the release date”). However, he will remain on EMPLOYER’s payroll as an employee for the remainder of February 2007 and for 24 months after February 2007, ending February 28, 2009, subject to earlier termination under Section 2.g below (the “Salary Continuation Period”),.
2.	Payment. Upon execution of this Agreement, and in consideration for each of the terms of this Agreement, EMPLOYER will provide MR. SUTTLE with the following:
a.	MR. SUTTLE will be paid salary continuation during the Salary Continuation Period. These payments will be made in equal installments on a bi-weekly basis beginning March 9, 2007. MR. SUTTLE will continue to be paid on EMPLOYER’s payroll until the end of the 24-month salary continuation period.

b.	EMPLOYER will pay to MR. SUTTLE, by check on the next payroll immediately following the release date, the cash value of any vacation time MR. SUTTLE has accrued to the release date.

c.	MR. SUTTLE’s Short and Long Term Disability plan eligibility will end on the release date as directed by plan guidelines.

d.	MR. SUTTLE will continue to be eligible to participate in EMPLOYER’S health care benefits during the Salary Continuation Period, with normal deductions from his salary continuation payments at the rate applicable to all employees and subject to further continuation of those benefits as set forth in COBRA for an additional 18 months if MR. SUTTLE elects to do so.

e.	MR. SUTTLE will agree to continue to submit to all employee restrictions regarding transactions in EMPLOYER stock and/or stock options as applicable under the stock option plans and grant agreements between EMPLOYER and MR. SUTTLE. MR. SUTTLE’s stock options will expire either 30 days after the end of the Salary Continuation Period or on the day of the end of the Salary Continuation Period, depending on their respective grant dates, unless MR. SUTTLE elects to exercise them. All unvested stock options will fully vest effective February 28, 2007 subject to the execution of this Agreement.

f.	MR. SUTTLE may continue to make contributions to his 401(k) plan until the end of the salary continuation period.

g.	MR. SUTTLE is free to secure other employment elsewhere at any time after the date or release. However, the Salary Continuation Period will end and payments will stop effective on the hire date should he secure employment with a company that as of the date of this Agreement was a direct competitor or major supplier of EMPLOYER. MR. SUTTLE will advise EMPLOYER of accepting employment within 5 days of such acceptance.

h.	MR. SUTTLE will retain the notebook computer and accessories that were provided to him by EMPLOYER following the deletion of any sensitive, confidential, or proprietary information by EMPLOYER’s IT Department.

i.	MR. SUTTLE will remain as a member of the Board of Directors until the end of his current term, but will not stand for re-election. He will continue to be covered by the Company’s D&O Insurance and his existing indemnification agreement will continue in effect throughout the term and after the term of his service as a director
3.	Confidentiality. MR. SUTTLE agrees to hold in confidence and not to disclose to others without the prior written consent of EMPLOYER, any and all technical information, economic information, sales and marketing information, data, specifications, know-how, process information and methods of business relating to EMPLOYER or its future plans that was disclosed to MR. SUTTLE either directly or indirectly, orally or in writing, or by inspection of equipment, material and/or procedures used at any EMPLOYER facility, including but not limited to blueprints, drawings and designs.
4.	Releases and Covenant Not to Sue. Except as to any dispute arising out of the performance of this Agreement, MR. SUTTLE agrees that he will not initiate or cause to be initiated against EMPLOYER (or any of its agents, servants, elected officials or any person or entity acting by, through, under or in concern with it) (collectively referred to as “Released Parties”) any lawsuit, compliance review, action, grievance proceeding or appeal, investigation or proceeding of any kind, or participate in same, individually or as a representative or a member of a class, under any contract (express or implied) law or regulation (federal, state or local), pertaining or in any way related to his employment with EMPLOYER. Except as to any dispute arising out of the performance of this Agreement, EMPLOYER agrees that, pursuant to this Agreement, it releases and forever discharges MR. SUTTLE from any and all claims, demands, damages, causes of action, and any liability whatsoever on account of or in any manner arising out of MR. SUTTLE’S employment by EMPLOYER or termination of such employment
5.	Release of Damages. Except as to any dispute arising out of the performance of this Agreement, MR. SUTTLE agrees that, pursuant to this Agreement, he releases and forever discharges Released Parties from any and all claims, demands, damages, causes of action, and any liability whatsoever on account of or in any manner arising out of MR. SUTTLE’S employment by EMPLOYER or termination of such employment with Released Parties. By way of example only, and without limiting this release, MR. SUTTLE releases the Releasees from any cause of action, right, claim or liability under the Age Discrimination in Employment Act, Title VII of the 1964 Civil Rights Act, as amended, the Fair Labor Standards Act, the United States Constitution or Arizona

Constitution, the Arizona Civil Rights Act, and any other equal employment opportunity law or statute, any common law claim including wrongful discharge, imply or express contract, the covenant of good faith and fair dealing, or any other claim in tort or contract arising under the law.
6.	Bar. MR. SUTTLE and EMPLOYER each agree that this Agreement may be pleaded as a complete bar to any action or suit by the other before any court or administrative body, with respect to any claim under federal, state or other law relating to MR. SUTTLE’S employment by EMPLOYER or termination of such employment.
7.	Indemnification. MR. SUTTLE and EMPLOYER each agree (as an “indemnitor”) to indemnify and hold the other harmless from any and against all loss, costs, damages or expenses, including without limitation, attorney’s fees, arising out of indemnitor’s breach of this Agreement or the fact that any representation made by indemnitor herein was false when made.
8.	References. MR. SUTTLE agrees to inform all prospective employers that requests for references will be directed in writing to Rockford’s Chairman of the Board of Directors.
9.	Confidentiality of Salary continuation Agreement. MR. SUTTLE and EMPLOYER each agree to keep both the existence and terms of this Agreement completely confidential, and to not disclose the contents of this Agreement to anyone except their respective attorneys, accountants and spouses, unless required to do so by law. Because of Rockford’s public company status and Mr. Suttle’s position as Principal Executive Officer, MR. SUTTLE acknowledges that disclosure may be required under applicable securities laws and consents to such disclosure to the extent EMPLOYER’S counsel advised EMPLOYER that it is necessary.
10.	Non-Disparagement. MR. SUTTLE and EMPLOYER each agree to not engage in oral or written comments of a disparaging nature regarding the other, to any third party, including, without limitation, their own or the other’s employers, employees, officers, directors, contractors, customers or any other person related to their respective employment or business.
11.	Denial of Liability. No provision of this Agreement shall be construed as an admission by MR. SUTTLE or EMPLOYER of improper conduct, omissions or liability.
12.	Notice of Time for Reflection and Waiver. MR. SUTTLE acknowledges that he has fully discussed all aspects of this Agreement with his advisor. MR. SUTTLE agrees that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement. MR. SUTTLE is advised that, prior to waiving claims he may have under the Age Discrimination Act, he may take up to forty-five (45) days to consider this Agreement before signing, and he may revoke this Agreement within seven (7) days after he signs this Agreement. In the event this agreement is signed prior the expiration of 45 days, MR. SUTTLE acknowledges that he voluntarily and knowingly agrees to waive his entitlement to take 45 days to consider this agreement for the purpose of expediting the settlement. MR. SUTTLE is encouraged to seek the advice of an advisor.
13.	Complete Agreement. This Agreement sets forth the entire Agreement between the parties hereto.

14.	Choice of Law. This Agreement shall be construed, enforced, and governed by the laws of the State of Arizona, without regard to its conflicts of law principles.
15.	Severability. Should any provision of this Agreement be declared or determined by the Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal part, term or provision shall be deemed not to be a part of this Agreement.

DATE March 16, 2007	/s/ W. Gary Suttle

W. GARY SUTTLE

DATE: March 16, 2007	ROCKFORD CORPORATION

By /s/ Jerry Goldress

JERRY GOLDRESS, CHAIRMAN OF THE BOARD
Signed before me by W. GARY SUTTLE, known to me, on this 16th day of March, 2007.
Witness /s/ Sandra K. Weeks (Arizona Notary Public)                    DATE: 3/16/2007